Contact: Tom Neri

847-827-9666, ext. 2203

Lawson Products, Inc. Announces Increased Sales and Earnings

for Third Quarter, 2005

DES PLAINES, Ill. Oct. 25, 2005 – Lawson Products, Inc. (NASDAQ: LAWS) today reported an 18 percent increase in net earnings to $6.6 million for the third quarter of 2005, compared to $5.6 million in the third quarter of 2004. Earnings per diluted share increased 23.7 percent to $0.73 in the third quarter of 2005, versus $0.59 per share in the same period last year.

The increase in earnings is attributed largely to a nearly 10 percent jump in net sales this quarter, to $117.8 million, compared to sales of $107.4 million in the third quarter of 2004. The increase in net sales is the result of greater penetration of existing markets and successful pricing management programs to accommodate product cost increases.

Earlier this year, Lawson implemented targeted marketing initiatives to improve penetration in several markets serviced by the Company, including government and military markets. Throughout the third quarter, Lawson increased its penetration of existing customers and obtained new customers across its markets.

“Our management team is excited about the sales growth achieved in the latest quarter, which included higher sales growth in each consecutive month throughout the quarter,” said Robert J. Washlow, Chairman and CEO. “We believe that our customers value the ready availability of Lawson’s product lines and the high level of professional service provided by our sales representatives. Even during difficult supply environments such as we have seen in our industry since the second half of 2004, we continued to focus on maintaining a high standard of service and availability of top quality products to keep our customers businesses running at the lowest overall cost.”

In addition to sales growth achieved during the third quarter, the implementation of cost management and pricing management programs resulted in enhanced gross profit margins. Third quarter 2005 gross profit margins were 63.1 percent, compared to 62.1 percent in the prior year quarter.

Lawson faced industry-wide increases in transportation and raw material costs over the past year, but the Company’s cost management programs have enabled Lawson to increase gross profit margins throughout the year in 2005, from 61.2 percent in the first quarter to 61.4 percent and 63.1 percent in the second and third quarters, respectively. Management successfully implemented cost management programs including purchasing improvements, expense management, and changes to freight programs, while maintaining the Company’s high customer service levels.

The increase in net earnings for the third quarter 2005 was driven by operating income growth of 26.6 percent to $10.5 million, compared to $8.3 million in the prior year quarter. Strength in operating results more than offset the slight negative impact of a higher effective tax rate caused by higher foreign operating losses in 2005 as a result of reduced business with a large customer.

“The initiatives taken earlier this year have delivered significant results, as shown in the dramatic increase in both operating earnings and earnings per share during the third quarter,” Washlow said. “Management intends to continue to monitor the changing business environment and respond appropriately with a goal of continuing to drive profits and top-line growth.”

LAWSON

Lawson Products is an international leader in selling and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement market. The company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace including the automotive, appliance, aerospace, construction and transportation industries.

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This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: excess and obsolete inventory; disruptions of the company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 and Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005. The company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

LAWSON PRODUCTS, INC.,

CONSOLIDATED INCOME STATEMENT

	Three Months Ended September 30		Nine Months Ended September 30,
	2005	2004	2005	2004

Net Sales	$117,836,802	$107,379,928	$338,473,949	$312,480,764

Gross Profit	74,299,860	66,712,666	209,622,087	197,756,379

Operating Expenses	63,777,696	58,399,477	182,223,670	171,189,568

Operating Income	10,522,164	8,313,189	27,398,417	26,566,811

Income
Before Taxes	11,048,028	9,048,035	29,275,611	28,301,261

Provision
for Income Taxes	4,458,000	3,462,000	12,122,000	10,872,000

Net Income	$6,590,028	$5,586,035	$17,153,611	$17,429,261

Net Income per share of Common Stock:
Basic	$0.73	$0.59	$1.88	$1.85
Diluted	$0.73	$0.59	$1.88	$1.84

Weighted Average Shares Outstanding:
Basic	9,017,899	9,390,337	9,112,054	9,439,655
Diluted	9,034,747	9,422,258	9,131,215	9,467,505

Lawson Products, Inc. Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2005	2004

	(UNAUDITED)
Current Assets:

Cash and Cash Equivalents	$14,542,530	$28,871,594

Receivables, Net	56,361,200	52,129,231

Inventories, Net	72,235,350	65,686,622

Other Current Assets	13,641,826	11,289,142

Total Current Assets	156,780,906	157,976,589

Property, Plant and Equipment, Net	39,721,012	42,452,261

Other Assets, Net	62,930,188	60,120,733

Total Assets	$259,432,106	$260,549,583

Current Liabilities	$40,054,114	$42,947,151

Other Noncurrent Liabilities	40,303,335	37,270,975

Stockholders’ Equity	179,074,657	180,331,457

Total Liabilities and Equity	$259,432,106	$260,549,583